Exhibit 99.1

BUSINESS
Company Overview
We are a business ownership platform designed from first principles to combine the structural advantages of permanent public capital with the operating discipline, alignment, and long-term orientation typically associated with private ownership. Our mission is to build a portfolio of high-quality, niche, and competitively advantaged businesses that generate sustainable, growing Free Cash Flow that can be reinvested over long time horizons.
Origins and Evolution of the Platform
Our origins trace to the former Wish.com business, which was divested following a multi-year decline driven by structural challenges in its underlying business model, leaving us with balance sheet liquidity of $162 million. Prior to the divestiture, the Company preserved approximately $2.9 billion of federal net operating losses and other tax attributes.
In 2025, investment funds advised by BC Partners and Abrams Capital partnered to recapitalize ContextLogic and Holdings, acquire US Salt, and architect a new platform based on aligned ownership, decentralized operations, and disciplined capital deployment. Upon closing of the US Salt Acquisition, we expect to implement the new governance and operating models described herein to foster long-duration value creation and to avoid the constraints and exit pressures common in traditional private equity structures.
Our Business Model
Our decentralized structure means each operating subsidiary will be independently managed by its leadership team with responsibility for day-to-day operations, commercial strategy, and long-term planning. Our corporate functions will be intentionally limited in scope. Corporate leadership—led by a president—supports public company reporting, capital allocation, and mergers and acquisitions execution. Our operating businesses will each have CEOs with primary authority and accountability for their businesses.
Under this model, each operating subsidiary will be overseen by a dedicated business oversight committee consisting of directors who work directly with management, review budgets, assess performance, and make compensation decisions. Capital allocation across the platform will be overseen by a separate investment committee composed primarily of representatives from the Company’s largest equityholders. We believe this governance structure will keep decision-making close to owners, enhance accountability, and ensure capital is deployed with discipline.
Acquisition Strategy
Our acquisition approach focuses on identifying and acquiring businesses that meet three core criteria:
1.	Niche market positioning. Businesses operating in markets that are sufficiently attractive to support long-term growth but are typically too specialized to attract substantial new competition.
2.
Durable competitive advantages. Businesses with tangible and demonstrable structural advantages—such as cost position, technical capability, regulatory or qualification hurdles, or geographic advantages.

3.	Long-duration relevance. Companies with business models and end markets that we expect to remain essential for decades, allowing us to own and operate them without a predetermined exit timeline.
We intend to add new businesses gradually over time, emphasizing quality, resilience, and attractive cash flow characteristics rather than volume or pace of deployment. In addition to strategic acquisitions, we may also pursue value-enhancing opportunities such as share repurchases, capital or structured investments when we believe such opportunities are attractive to shareholders.
US Salt: Our Anchor Subsidiary
Our inaugural acquisition, US Salt, exemplifies our strategic criteria. Founded in 1893, US Salt is one of the few vertically integrated producers of high-purity evaporated salt in the United States, serving resilient end markets including food production, pharmaceuticals, and water conditioning. The business benefits from structural barriers to entry arising from reserve scarcity, permitting and capital intensity, qualification requirements for key customers, and geographic advantages tied to shipping economics.

Demand for US Salt’s products has remained relatively stable over time, with long-term pricing trends supported by rational industry supply, consistent demand, and customers’ willingness to pay for value, reliability, and quality.
Adjusted EBITDA Margin has historically remained near 40%, and Free Cash Flow conversion has been high given the limited maintenance capital expenditure requirements required after core infrastructure investments. The nearest comparable GAAP numbers for Adjusted EBITDA Margin and Free Cash Flow conversion are a Net Income Margin of 10.8% and Net Cash Provided by Operating Activities of approximately $21.2 million, respectively, each as of the nine months ended September 30, 2025. See reconciliation under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” The business has more than 40 years of remaining salt reserves and multiple decades more in undeveloped resources, supporting a long-duration operating profile.
US Salt’s growth strategy includes mix shifting into higher-value product categories such as pharmaceutical-grade salt, introducing new products and formats, expanding into new channels, and improving operational efficiency through capital investment.
Incentive System and Alignment
Management compensation is designed to directly link economic outcomes to sustained value creation. Annual bonuses are expected to be tied to year-over-year profit growth, with no payout for organic growth below 5%. Long-term incentives are based on five-year profit growth and are expected to be paid primarily in equity. We believe these incentives mirror the benefits of private equity ownership—without the forced exit—and foster long-term thinking.
At the corporate level, directors affiliated with BC Partners and Abrams Capital receive no compensation, and our president receives no salary from the Company. We believe this structure reinforces an alignment of interests with our public shareholders.
ContextLogic Business
Prior to April 2024, ContextLogic owned a global e-commerce platform known as “Wish” that connected millions of value-conscious consumers to hundreds of thousands of merchants globally. Pursuant to the Asset Sale (as defined below), we sold substantially all of our assets other than (A) our marketable securities, (B) our cash and cash equivalents and (C) certain tax attributes. Immediately following the closing of the Asset Sale, we received/retained approximately $162 million in cash, cash equivalents and marketable securities (consisting of government securities) (the “Post-Closing Cash”), as well as the tax attributes described herein.
Following the completion of the Asset Sale, we developed processes and procedures for evaluating strategic alternatives for the use of our Post-Closing Cash and reviewing, identifying and executing those strategic opportunities for the benefit of ContextLogic and its stockholders. The US Salt Acquisition is the result of those efforts.
ContextLogic Holdings Inc.
Prior to the Reorganization, ContextLogic was a wholly-owned subsidiary of ContextLogic Inc. The former name of ContextLogic Holdings Inc. was “Easter Parent, Inc.” Upon consummation of the Reorganization, ContextLogic changed its name from “Easter Parent, Inc.” to “ContextLogic Holdings Inc.”; ContextLogic Inc. became a subsidiary of ContextLogic; and ContextLogic became the publicly-traded company with ContextLogic common stock quoted for trading on OTCQB under the symbol “LOGC.”
Our principal executive offices are located at 2648 International Blvd., Suite 301, Oakland, California, 94601. Our telephone number is (415) 965-8476. Our website address is https://ir.contextlogic.com. Information on our website is not incorporated by reference into or otherwise part of the prospectus. Additional information about ContextLogic is included in documents incorporated by reference in this prospectus. Please see “Where You Can Find Additional Information.”
ContextLogic LLC
After the Reorganization, CLI Inc. became a wholly owned subsidiary of ContextLogic, was no longer a publicly traded company, and was converted into a Delaware limited liability company named CLI LLC.

ContextLogic Holdings LLC
ContextLogic Holdings, LLC is a Delaware limited liability company and indirectly owned subsidiary of Holdings. As described below, Holdings issued and sold 75,000 Preferred Units to the Investor for an aggregate purchase price of $75,000,000 and 26,322,115.38 million Common Units to CLI Inc., pursuant to the initial closing of the Investment Transaction.
Asset Sale
Prior to the Asset Sale, the Company owned a global e-commerce platform known as “Wish” that connected millions of value-conscious consumers to hundreds of thousands of merchants globally. Wish combined technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, personalized, and discovery-based shopping experience for its users. Wish users engaged with the app in a similar manner to how they engage with social media, which is scrolling through visually-rich and interactive content. Wish provided its merchants with immediate access to its global base of monthly active users and a comprehensive suite of merchant services, including demand generation and engagement, data intelligence, promotional and logistics capabilities, integration partnerships, as well as business operations support, all in a cost-efficient manner. The scale of Wish’s user base and active global merchants means it accumulated significant data across user and merchant activities, which strengthened its data advantage, and created an even better experience for everyone on the platform, which in turn could attract more users and merchants. This flywheel effect had driven tremendous value to both users and merchants and has made Wish one of the largest e-commerce marketplaces in the world.
On February 10, 2024, we entered into an Asset Purchase Agreement with Qoo10 Inc., a Delaware corporation (“Qoo10 Delaware”), and, for certain specified purposes, Qoo10 Pte. Ltd., a Singapore private limited company and Qoo10 Delaware’s parent company (“Qoo10”), pursuant to which (i) we agreed to sell substantially all of our assets to Qoo10 Delaware or an affiliate designated by Qoo10 Delaware (such designated affiliate, the “Buyer”), other than (A) our NOLs and certain other tax attributes, (B) our marketable securities and (C) certain of our cash and cash equivalents, and (ii) Qoo10 agreed to acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement (the “Asset Sale”). On April 18, 2024, the holders of a majority of the outstanding shares of ContextLogic common stock voted to approve the Asset Sale. Pursuant to such vote and satisfaction of other customary closing conditions, the Asset Sale closed on April 19, 2024, and immediately following the closing of the Asset Sale, we received/retained approximately $162 million in cash, cash equivalents and marketable securities (consisting of government securities)(the “Post-Closing Cash”), as well as the tax attributes described herein.
The BC Partners Investment
On March 6, 2025, CLI Inc. entered into an amended and restated investment agreement (the “A&R Investment Agreement”) with Holdings, and an affiliate of BC Partners (the “Investor”). Under the A&R Investment Agreement, Holdings may issue up to 150,000 Preferred Units for an aggregate purchase price of up to $150,000,000 (the “Investment Transaction”). An initial closing of the Investment Transaction occurred on March 6, 2025 (the “Initial Closing”) whereby Holdings issued and sold 75,000 Preferred Units to the Investor for an aggregate purchase price of $75,000,000. The Preferred Units are governed by the Holdings LLCA. The Common Units of Holdings at the option of the holders of the Preferred Units at the conversion ratio (subject to adjustment as set forth in the Holdings LLCA).
Prior to the Initial Closing, CLI Inc. entered into a contribution agreement with Holdings pursuant to which CLI Inc. contributed $141,702,000 to Holdings in exchange for 26,322,115.38 Common Units and committed to contribute an aggregate additional $5,000,000 in currently restricted cash in April and September of 2025.
The Reorganization
On August 6, 2025, CLI Inc. completed its previously announced reorganization pursuant to the second amended and restated reorganization agreement (the “Reorganization Agreement”), by and among CLI Inc., Easter Parent, Inc., and Easter Merger Sub (“Easter Merger Sub”). The Reorganization Agreement provided for the merger of CLI Inc. and Easter Merger Sub, with CLI Inc. surviving the Reorganization as ContextLogic’s wholly owned subsidiary (the “Reorganization”), followed by a conversion of CLI Inc. into a Delaware limited liability company named “ContextLogic LLC” (the “Conversion”). The Reorganization Agreement was approved and adopted by the stockholders of ContextLogic at its annual meeting of stockholders held on July 24, 2025. The Reorganization was completed on August 6, 2025.

The Reorganization was intended to help us preserve the long-term value of our NOLs, which can be used to reduce our future income tax liability. Under current tax laws, an ownership change could severely limit our ability to use these tax benefits. As a result of the Reorganization, shares of ContextLogic stock are subject to transfer restrictions intended to decrease the risk that an ownership change for tax purposes would occur. The transfer restrictions are an effective way to preserve the long-term value of the Company’s tax attributes.
Reorganization
Pursuant to the Reorganization:
•	Easter Merger Sub was merged with and into CLI Inc. CLI Inc. survived and the separate existence of Easter Merger Sub ceased;
•	CLI Inc. became a wholly owned subsidiary of ContextLogic;
•	CLI Inc., as the surviving corporation, succeeded (to the extent permitted and/or provided by applicable law) to all of the rights, assets, liabilities and obligations of Easter Merger Sub;
•	after the merger, CLI Inc. was converted into a Delaware limited liability company and continued as a wholly owned subsidiary of ContextLogic, CLI LLC.
•
the corporate existence of CLI Inc. continued unaffected and unimpaired by the Reorganization, except that, upon the consummation of the Reorganization, all of the outstanding shares of CLI Inc.’s class A common stock, par value $0.0001 per share (“CLI Class A Common Stock”) were owned by ContextLogic and, after the merger, were converted to limited liability company interests pursuant to CLI Inc.’s conversion into a Delaware limited liability company;

•	Holdings remained ContextLogic’s subsidiary following consummation of the Reorganization; and
•	Easter Parent, Inc. was renamed to “ContextLogic Holdings Inc.” following the Reorganization.
Conversion of Shares
•
each share of CLI Class A Common Stock issued and outstanding immediately prior to the merger was converted upon the effectiveness of the merger into the right to receive one share of ContextLogic common stock;

•	following the consummation of the merger, there are no shares of CLI Inc. preferred stock outstanding;
•
each option to purchase a share of CLI Class A Common Stock outstanding immediately prior to the consummation of the merger was assumed by us upon the consummation of the merger and automatically became exercisable for a share of ContextLogic common stock;

•
each restricted stock unit to be settled in shares of CLI Class A Common Stock outstanding immediately prior to the merger was assumed by us upon the consummation of the merger and remains subject to the same terms and conditions as were applicable to such restricted stock unit award, but were converted into an award with respect to the same number of shares of ContextLogic common stock;

•	each share of common stock of Easter Merger Sub held by us immediately prior to the merger was automatically converted upon the consummation of the merger into one share of CLI Class A Common Stock;
•
each share of ContextLogic common stock held by CLI Inc. immediately prior to the merger was surrendered to us for cancellation and was cancelled simultaneously with the effectiveness of the merger; and

•
upon the consummation of the merger, ContextLogic assumed and continued CLI Inc.’s obligations under the 2010 Equity Incentive Plan and continue CLI Inc.’s 2020 Equity Incentive Plan and the 2022 Inducement Plan, as amended.

Certificate of Incorporation and Bylaws
•
the restated certificate of incorporation of CLI Inc. as in effect immediately prior to the merger was amended and restated in connection with the Reorganization until the conversion of CLI Inc. into a limited liability company. Upon the effectiveness of the conversion of CLI Inc. into a limited liability company, the internal affairs of CLI Inc. as CLI LLC are governed by its certificate of formation and limited liability company agreement;

•
The Certificate of Incorporation, is substantially similar to the prior restated certificate of incorporation of CLI Inc., except that ContextLogic’s Certificate of Incorporation includes the transfer restrictions; and

•	ContextLogic’s amended and restated bylaws are substantially similar to the previous bylaws of CLI Inc.
The rights and powers of ContextLogic common stock, as in effect immediately after the Reorganization, are substantially equivalent in all material respects to the rights and powers of the CLI Class A Common Stock as in effect immediately prior to the Reorganization, except that the ContextLogic common stock is subject to the transfer restrictions.
After the merger and pursuant to the conversion of CLI Inc. into a limited liability company, the certificate of incorporation and bylaws of CLI Inc. are longer in effect, and CLI Inc. has a certificate of formation and a limited liability company agreement to reflect the fact that CLI Inc. is ContextLogic’s wholly owned subsidiary, is a Delaware limited liability company, and is no longer be a publicly traded company.
Completion of the Reorganization resulted in the dissolution of the Tax Benefits Preservation Plan pursuant to the terms of the Reorganization Agreement. Our Board effectuated an automatic redemption of all outstanding rights pursuant to the Tax Benefits Preservation Plan. These rights were settled by us in cash pursuant to and in accordance with the terms and conditions of the Tax Benefits Preservation Plan, with the plan subsequently terminated as a closing condition of the Reorganization.
ContextLogic common stock
After the Reorganization, ContextLogic common stock is quoted for trading on the OTCQB Venture Market on the OTC Markets under the symbol “LOGC”.
Certificate of Incorporation and Bylaws
Pursuant to the Reorganization Agreement, amendments to ContextLogic’s amended and restated certificate of incorporation and bylaws were required in order to effectuate the aforementioned transfer restrictions and to preserve the Company’s NOLs.
The following is a summary of the material differences between ContextLogic’s Certificate of Incorporation and amended and restated bylaws as in effect at the time of the Reorganization and after, on the one hand, and CLI Inc.’s restated certificate of incorporation and amended and restated bylaws in effect immediately before the Reorganization, on the other.
ContextLogic’s Certificate of Incorporation is substantively identical to CLI Inc.’s restated certificate of incorporation, as in effect immediately before the Reorganization with the following exceptions:
•	CLI Inc.’s restated certificate of incorporation did not contain the transfer restrictions that are included in Article XIV of ContextLogic’s Certificate of Incorporation; and
•
Article IV of CLI Inc.’s restated certificate of incorporation provided for blank-check preferred stock, and its Certificate of Designation provided for CLI Inc. Series A Preferred Stock of which there were no shares outstanding and Article IV of ContextLogic’s Certificate of Incorporation provides for blank-check preferred stock. Pursuant to the terms of the Reorganization Agreement, the Certificate of Designation and the CLI Inc. Series A Preferred Stock was eliminated.

ContextLogic’s amended and restated bylaws are substantively identical to CLI Inc.’s amended and restated bylaws as in effect immediately before the Reorganization.
Effects of the Reorganization on Stockholders
After the Reorganization, the shares of ContextLogic common stock and preferred stock have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the CLI Class A Common Stock and preferred stock of CLI Inc. that were authorized prior to the Reorganization. There are no shares of ContextLogic preferred stock currently outstanding. Each stockholder’s percentage ownership of ContextLogic stock was not altered and each share of ContextLogic stock is subject to certain transfer restrictions that prohibit transfers having the effect of increasing the ownership of ContextLogic stock by (i) any person from less than 4.9% to 4.9% or more or (ii) any person owning or deemed to own 4.9% or more of ContextLogic stock.

ContextLogic common stock issued pursuant to the Reorganization is fully paid and non-assessable. The Reorganization was not intended as, and did not have the effect of, a “going-private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reorganization, we continue to be subject to the periodic reporting requirements of the Exchange Act.
Board of Directors and Management
Immediately after the Reorganization, the Board consisted of the same six individuals who comprised CLI Inc.’s board of directors immediately before completion of the Reorganization, which directors will be elected at the Annual Meeting.
Immediately after the Reorganization, the Board had committees identical to the committees currently established by CLI Inc’s board of directors, which, after the Reorganization, had the same members as the comparable committees of the CLI Inc. board of directors. Each of the committees has a charter that is identical to such committee’s charter prior to the Reorganization.
The individuals who are executive officers of CLI Inc. immediately before the completion of the Reorganization were our only executive officers immediately following the Reorganization, and held corresponding offices.
Completion of the Reorganization
On August 6, 2025, we completed our Reorganization. The Reorganization Agreement was approved and adopted by the stockholders of ContextLogic at its annual meeting of stockholders held on July 24, 2025. The Reorganization became effective immediately upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time that may be specified in the certificate of merger).
Completion of the Reorganization resulted in the dissolution of CLI Inc.’s Tax Benefits Preservation Plan pursuant to the terms of the Reorganization Agreement. The CLI Inc. board effectuated an automatic redemption of all outstanding rights pursuant to the Tax Benefits Preservation Plan, dated as of February 10, 2024, by and between CLI Inc. and Equiniti Trust Company, LLC (“Equiniti”) as rights agent (the “Tax Benefits Preservation Plan”). These rights were settled by CLI Inc. in cash pursuant to and in accordance with the terms and conditions of the Tax Benefits Preservation Plan, with the plan subsequently terminated as a closing condition of the Reorganization.
At the effective time of the Reorganization, all of the issued and outstanding shares of CLI Class A Common Stock were exchanged on a one-for-one basis into shares of ContextLogic common stock, and each option to purchase shares of CLI Class A Common Stock was assumed by us and became exercisable for an equivalent number of shares of ContextLogic common stock, each restricted stock unit to be settled in CLI Class A Common Stock was assumed by us and remains subject to the same terms and conditions as were applicable to such restricted stock unit award, but was converted into an award with respect to the same number of shares of ContextLogic common stock, and each share of ContextLogic common stock is subject to certain transfer restrictions that prohibit transfers having the effect of increasing the ownership of ContextLogic stock by (i) any person from less than 4.9% to 4.9% or more or (ii) any person owning or deemed to own 4.9% or more of ContextLogic stock.
In connection with the Reorganization, ContextLogic assumed the obligations under the 2010 Incentive Plan and assumed and continued the obligations under the 2020 Incentive Plan and the 2022 Inducement Plan, ContextLogic also assumed all options to purchase shares of CLI Class A Common Stock that were outstanding under the Incentive Plans at the time of the Reorganization. The terms and conditions that were in effect immediately prior to the Reorganization under each outstanding equity award and restricted stock unit award assumed by us continued in full force and effect after the Reorganization, except that the shares of common stock issuable under each such award were shares of ContextLogic common stock.
Upon completion of the Reorganization, CLI Inc. became ContextLogic’s wholly owned subsidiary, which replaced CLI Inc. as the publicly held corporation. After the Reorganization, shares of ContextLogic Common Stock commenced trading on OTCQB under the symbol “LOGC.” The CUSIP number for ContextLogic common stock is 21078F109.
Transfer Restrictions
Pursuant to the Reorganization, the transfer restrictions were included as Article XIV in ContextLogic’s Certificate of Incorporation.

As of December 31, 2024, we had federal NOLs available to reduce future taxable income, if any, of $886 million that begin to expire in 2030 and continue to expire through 2037 and $2.0 billion that have an unlimited carryover period. As of December 31, 2024, we had state NOLs available to reduce future taxable income, if any, of $5.7 billion that begin to expire in 2026 and continue to expire through 2044 and $2.1 billion that have an unlimited carryover period.
NOLs benefit the Company by offsetting U.S. federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating the Company’s U.S. federal corporate income tax (other than the U.S. federal alternative minimum tax) on such income. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), unused U.S. federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income. Additionally, portions of these NOLs subject to expiration could expire unused and be unavailable to offset future income tax liabilities. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited. The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income and capital gains generated by the Company. There can be no assurance that the Company will have sufficient taxable income or capital gains in future years to use the NOLs before they expire. The benefit of the NOLs to the Company can be reduced or eliminated under Section 382 of the Tax Code if the Company experiences an “ownership change,” as defined in Section 382 of the Tax Code and described in more detail below. An ownership change can occur through one or more acquisitions of the Company’s stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company’s stock, increase their ownership of the Company’s stock by more than 50 percentage points within a three-year period.
The Board believed the best interests of us and our stockholders would be served by adopting provisions that are designed to restrict direct and indirect transfers of ContextLogic stock if such transfers will affect the percentage of stock that is treated as owned by a 5% stockholder, as defined in Section 382 of the Tax Code. In order to implement these transfer restrictions, we needed to consummate the Reorganization so that the transfer restrictions could be included in the Certificate of Incorporation and made applicable to all shares of ContextLogic stock issued after the inclusion of the transfer restrictions in the Certificate of Incorporation, including all of the shares of ContextLogic common stock exchanged in the reorganization. This prospectus refers to these provisions as the “transfer restrictions.” As of the consummation of the Reorganization, we believe the transfer restrictions are binding with respect to all shares of ContextLogic common stock issued in the Reorganization and afterwards.
Calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.
Limitations on use of NOLs
The benefit of the NOLs to the Company can be reduced or eliminated under Section 382 of the Tax Code if the Company experiences an “ownership change,” as defined in Section 382. Generally, an ownership change can occur through one or more acquisitions, whether occurring contemporaneously or pursuant to a single plan, by which one or more stockholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders (with the lowest percentage measured separately for each stockholder) at any time during the preceding three-year period. The amount of the increase in the percentage of stock ownership of each 5% stockholder is computed separately, and each such increase is then added together with any other such increases to determine whether an ownership change has occurred. For this purpose, all holders who own less than 5% of a corporation’s stock are generally treated together as one 5% stockholder (although in some circumstances these smaller holders may be counted as two or more separate stockholders, with each being a “public group” and a separate 5% stockholder, for purposes of Section 382 of the Tax Code). Transactions in the public markets among stockholders owning less than 5% of the equity securities generally do not affect the calculation of an ownership change (but can if a corporation has more than one public group). In addition, certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can result in the treatment of options or other similar interests as having been exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation’s stock.

For example, if a single investor acquired 50.1% of the Company’s stock in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned the Company’s stock, each acquired slightly over 5% of the Company’s stock within a three-year period (so that such persons owned, in the aggregate, more than 50%), an ownership change would occur.
If the Company were to experience an ownership change, then the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs from periods prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company’s stock immediately prior to the ownership change (with certain adjustments) by (ii) the then applicable federal long-term tax exempt rate (this resulting product is referred to as the Section 382 limitation), subject to certain other adjustments under the Tax Code. If the Company experiences an ownership change for tax purposes, the Section 382 limitation could greatly reduce the amount of available NOLs that the Company would be able to utilize. Any portion of the annual Section 382 limitation amount not utilized in any year may be carried forward and increase the available Section 382 limitation amount for the succeeding tax year. Thus, an ownership change could significantly reduce or eliminate the annual utilization of the Company’s NOLs and cause a portion of such NOLs to expire prior to their use.
Summary of Transfer Restrictions
The following is a summary of the transfer restrictions. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in Article XIV of ContextLogic’s Certificate of Incorporation.
The transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of ContextLogic stock that result from the transfer of interests in other entities that own ContextLogic stock) if the effect would be to:
1.	increase the direct or indirect ownership of ContextLogic stock by any person (or public group) from less than 4.9% to 4.9% or more of the stock of ContextLogic; or
2.	increase the percentage of ContextLogic stock owned directly or indirectly by any person (or public group) owning or deemed to own 4.9% or more of ContextLogic stock.
Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of stock would exceed the 4.9% thresholds discussed above. Complicated rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Tax Code (and related regulations) will apply in determining whether a person or group of persons constitute a 5% stockholder under Section 382 and whether less than 5% stockholders will be treated as one or more “public groups,” each of which is a 5% stockholder under Section 382. Issuances of securities by us that exceed the 4.9% threshold (including securities issued pursuant to exercises of options and securities settled pursuant to the settlement of restricted stock units) would not be subject to the transfer restrictions if we obtain written approval of the Board or a duly authorized committee thereof for such issuances.
For purposes of determining the existence and identity of, and the amount of stock owned by, any stockholder, we will be entitled to rely conclusively on (i) the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar SEC filings) as of any date and (ii) our actual knowledge of the ownership of its stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of ContextLogic common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of ContextLogic common stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of ContextLogic common stock.
As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of ContextLogic common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns our stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.
Consequences of Prohibited Transfers
With adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of ContextLogic’s common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares of ContextLogic common stock owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving stock in respect of their exercise. In this prospectus, stock acquired in violation of the transfer restrictions is referred to as “excess stock.”
In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent. The Company may seek to recover any dividends or distributions paid with respect to any excess stock. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by Holdings’ agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, equal to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).
With respect to any transfer of stock which does not involve a transfer of “securities” of the Company within the meaning of the Delaware General Corporation Law but which would cause any 4.9% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 4.9% stockholder shall be required to dispose of any interest that is not a security of the Company, but such 4.9% stockholder and/or any person whose ownership of securities of the Company is attributed to such 4.9% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 4.9% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 4.9% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.
Modification and Waiver of Transfer Restrictions
Our Board will have the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions. If our Board decides to permit a transfer that would otherwise violate the transfer restrictions, then that transfer or later transfers may result in an ownership change that could limit our use of the NOLs. As a condition to granting an exemption from the transfer restrictions, our Board may require an opinion of counsel (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under Section 382.
Expiration of Transfer Restrictions
The transfer restrictions will remain in effect until the earlier of (i) the repeal of Section 382 of the Tax Code or any successor statute if the Board determines that the transfer restrictions are no longer necessary or desirable for the preservation of the tax attributes; (ii) such date as the Board shall fix in its discretion; (iii) the beginning of a tax year of the Company which the Board determines that no attributes may be carried forward; or (iv) July 25, 2028, being the third anniversary of the filing and effectiveness of ContextLogic’s Second Amended and Restated Certificate of Incorporation.
Reasons for Transfer Restrictions
The purpose of the transfer restrictions is solely to help preserve the long-term value of the Company’s accumulated NOLs. The proposed transfer restrictions are designed to prohibit certain transfers of the Company’s stock in excess of amounts that, because of provisions of the Tax Code, could inhibit the Company’s ability to use the Company’s NOLs to reduce future income tax liability.
The transfer restrictions may have anti-takeover effects because they will restrict the ability of a person or group from accumulating an aggregate of 4.9% or more of ContextLogic stock and the ability of persons or groups now owning 4.9% or more of ContextLogic stock from acquiring additional stock. The transfer restrictions are not in response to any effort to accumulate ContextLogic common stock or to obtain control of the Company. Our Board considers the transfer restrictions to be reasonable and in the best interests of the Company and its stockholders because the transfer restrictions reduce certain of the risks related to our future use of the NOLs. In the opinion of our Board, the fundamental importance to the Company’s stockholders of maintaining the availability of the NOLs is a more significant consideration than the indirect “anti-takeover” effect the transfer restrictions may have.
US Salt Business
Overview
US Salt is a leading producer, packager, and distributor of evaporated and specialty salt products originally founded in 1893.
US Salt produces evaporated salt by injecting water into underground salt deposits to create saturated brine (~8× the salinity of seawater), then pumping the brine into MEE systems where steam-driven heat under reduced pressure crystallizes high-purity salt into consistent granule sizes. Evaporated salt, as distinct from rock salt and solar salt, operates in a niche of the salt market that requires demanding purity levels (often over 99.6% sodium chloride) for use in such applications as food and pharmaceutical products. As a result, evaporated salt generally commands higher prices than rock salt and solar salt.
US Salt’s vertically integrated Watkins Glen, New York facility is one of only 16 evaporated salt facilities in the United States. US Salt believes that the majority of currently operational facilities date back to the 19th century. Industry-wide domestic production of evaporated salt exhibited a 0.1% annualized growth rate between 1998 and 2023, according to USGS data.
US Salt operates one of the largest single-site round can packaging facilities in the United States, and US Salt believes that it is one of only two domestic suppliers with scaled capability to produce U.S. Pharmacopeia (USP)-compliant salt for pharmaceutical applications, including saline solutions for kidney dialysis. US Salt produces food-grade (≥99.6% sodium chloride) and ultra-purified (≥99.9% sodium chloride) evaporated salt. US Salt’s plant integrates production, packaging, and truck and rail shipping capabilities on a single site and is supported by regionally distributed third-party warehouses that position products close to demand centers. US Salt operates on-site combined heat and power systems that supply most of its electricity needs, recover waste heat to power evaporation, and, US Salt believes, provide significant cost advantages over grid-purchased power.
US Salt’s plant is strategically located adjacent to a major salt deposit with over 40 years of remaining salt reserves and multiple decades more in undeveloped resources. The plant sits near Seneca Lake, providing reliable access to process water for the solution mining process. US Salt has operated its plant continuously for over 130 years, developing deep expertise in solution mining and mechanical evaporation technologies.
US Salt goes to market with a broad range of evaporated salt products, including branded and private label round cans, pharmaceutical salt, food-grade salt, pool salt, and water softening salt. US Salt also offers specialty salt categories via sourced and, where appropriate, co-packed sea salt, kosher salt, and pink salt products. US Salt serves a diverse mix of end markets where salt is an essential input with limited substitution risk such as retail grocery, food processing, pharmaceuticals, water softening, and other industrial applications. US Salt sells to a diversified customer base including national and regional retailers, food manufacturers, distributors, and healthcare companies. For the nine months ended September 30, 2025 and year ended December 31, 2024, no single customer represented more than 14% of US Salt’s revenue and US Salt’s top-10 customers represented ~40% of its revenue.
Competitive Strengths
Significant Barriers to Entry – Economically viable evaporated salt production is limited, as it depends on a combination of factors: depth and purity of salt deposits; geographical proximity to demand centers; reliable access to water and energy; lengthy and complex permitting; and substantial upfront capital. US Salt’s Watkins Glen site provides long-term deeded access to a high-purity salt deposit with over 40 years of remaining salt reserves and multiple decades more in undeveloped resources, creating a durable and structural competitive advantage.
Leading Market Position – US Salt is one of the largest suppliers of private label round can table salt in North America and it services the majority of major, large logo retailers’ private label round can table salts in North America. Private label has been gaining market share over branded round can table salt in recent years, in line with broader trends across consumer-packaged goods businesses. US Salt believes that it is also one of only two domestic producers capable of producing pharmaceutical-grade salt. These positions are underpinned by specialized equipment, rigorous and lengthy regulatory and customer qualification requirements, and decades of operational expertise – all of which would take competitors significant time and capital to replicate.
Minimal Import Risk – Ocean freight costs and the low value-to-weight ratio of evaporated salt favor domestic salt producers. Even among domestic manufacturers, the cost of shipping relative to the value of the product means competition tends to be regional. It is a significant advantage that US Salt’s salt mine and operations remain close to major population corridors in the Northeastern region of the United States.
Attractive Market Dynamics – Evaporated salt serves essential uses with limited substitution risk and typically represents a small share of customers’ total product cost, supporting steady, year-round consumption with limited cyclicality or weather sensitivity. Pricing is supported by minimal risk of spoilage or obsolescence, which reduces discounting incentives, and limited industry capacity additions, as supply growth has generally come from incremental improvements at existing evaporated salt production facilities.
Cash Generation and Capital Discipline – US Salt focuses on stable unit costs, disciplined maintenance capital, and incremental efficiency investments to support cash generation over time. Net Income was $10.6 million and net cash provided by operating activities was $21.2 million for the nine months ended September 30, 2025. US Salt converted over 92% of Adjusted EBITDA to Free Cash Flow in the nine months ended September 30, 2025 (defined as Adjusted EBITDA less ordinary maintenance capital expenditures divided by Adjusted EBITDA). US Salt’s ordinary maintenance capital requirements have been modest, averaging $3.7 million annually from 2021 to 2024, not taking into account non-recurring maintenance of business and one-time growth projects. For more information about how US Salt uses these non-GAAP financial measures in its business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
Service Differentiation and Customer Relationships – US Salt differentiates itself through its direct sales and operations team, vertical integration, regional safety-stock positioning to ensure reliable fulfillment, and a long-standing reputation for quality, responsiveness, and partnership with customers.
Business Strategy
US Salt aims to grow the profitability of its business organically through three main levers: mix optimization, disciplined pricing, and new business opportunities.
Mix – While US Salt sells salt into several niche markets, some are more profitable than others. US Salt has deliberately worked to “mix up” its tonnage, phasing out less profitable categories in favor of those with stronger margins. US Salt believes it is still early in this journey and see further opportunities to enhance its mix over time.
Price – US Salt intends to sustain disciplined pricing actions that account for both inflationary costs in its business and the critical value its quality and service provide to customers. In certain categories, US Salt believes it has an opportunity to adjust pricing to current market levels as contracts renew.
New Business Opportunities – Historically, US Salt’s production was sold out, giving US Salt limited opportunity to pursue new business opportunities. In recent years, US Salt has been able to increase production volumes, allowing it to increase sales through new opportunities. Some of the near-term opportunities US Salt is focused on include:
•	Round Cans: Expand private label share with national and regional retailers, pursue targeted branded opportunities, and increase penetration in new channels within US Salt’s service footprint.
•	Pool Salt: Scale distribution while maintaining service levels across the broader portfolio.
•	New Channels: Broaden distribution through foodservice, club, and home-improvement channels for relevant formats.
•	Specialty Salts: Leverage existing customer relationships to cross-sell new specialty salt products to both retail and food manufacturing customers.

Other Value Creation Levers
In recent years, US Salt has made significant investments to modernize and upgrade US Salt’s facilities, enhancing reliability and operational efficiency. US Salt seeks to continue to drive operational equipment efficiency through advanced performance monitoring and disciplined capital deployment.
While US Salt’s near-term focus is on organic growth initiatives, US Salt may also evaluate acquisitions, including other evaporated salt facilities, co-packers, specialty salt suppliers, or spice and seasoning businesses, to expand its capabilities and market reach.
Salt Industry
Salt Industry Overview
US Salt produces, packages, markets, and sells high-purity salt used across food manufacturing, consumer, pharmaceutical, water treatment, and a range of industrial processes. Salt is a low-cost but function-critical input with limited substitution risk. The markets US Salt serve have generally been characterized by stable, predictable, year-round consumption and have been generally insulated from material seasonality or weather cyclicality.
US Salt produces and packages evaporated salt at its plant. There are significant barriers to entry, including access to suitable deposits and process water, specialized equipment and quality systems, multi-year permitting, significant capital requirements, and operational expertise. New greenfield location capacity additions have been limited. Supply growth has largely come from incremental improvements at existing sites. US Salt supplements its core evaporated salt products with specialty salts (e.g., sea salt, kosher salt, and pink salt) sourced from qualified third-party suppliers and co-packers to broaden its product offering.
Processing Methods
US Salt produces salt via solution mining and mechanical evaporation:
1.	US Salt injects water into underground salt deposits to create a saturated brine (~8x the salinity of seawater) that is pumped to the surface.
2.	The brine is fed to Multiple Effect Evaporator systems, where heat and pressure control drive crystallization.
3.	The resulting salt slurry is dried and transferred to storage silos and then to packaging lines.
Quality management is embedded throughout the process. US Salt monitors key chemical and physical parameters, maintains traceable batch records, and provides certificates of analysis as required by customers (particularly for applications that must meet USP-compliant specifications). US Salt’s packaging operations include metal detection and other safeguards appropriate for food and pharmaceutical supply chains.
Operations and Facilities
US Salt operates two evaporator trains with combined annual production capacity of approximately 562,800 tons and packaging lines spanning round cans, bags, and bulk loading systems. US Salt’s facility operates 24 hours per day, approximately 350 days per year, and has continuously operated for over 130 years.
US Salt’s plant is not connected to the electricity grid, but rather US Salt maintains on-site power generation through combined heat and power systems that produce most of its electricity needs while capturing waste heat for use in the evaporation process, creating significant cost advantages relative to grid-purchased electricity. US Salt’s energy infrastructure includes 5MW and 3MW generators and a backup black-start generator (2.5MW) to support uninterrupted operations.
US Salt has invested over $37 million in capital improvements since 2021 to enhance production capacity, reliability, and efficiency, which is inclusive of non-recurring maintenance of business and one-time growth projects. These investments have included upgrades to evaporation equipment and generators, installation of backup power generation, brine well investments, implementation of manufacturing execution systems for real-time operational monitoring, and information technology infrastructure modernization.US Salt believes that these enhancements have contributed to improved equipment reliability, production efficiency, and operational predictability.

Products and Sales
As a result of US Salt’s vertically integrated operation, US Salt solution mines, manufactures, processes, packages, markets, distributes and sells salt, allowing it to go directly to the market with the following products:
•	Private label and branded round can salt: 26-ounce canisters marketed under customer (private label) and US Salt-owned brands, sold through wholesale and retail channels.
•	Pharmaceutical salt: High-purity, USP-compliant salt used to manufacture medical saline and dialysis solutions, sold through wholesale and commercial channels.
•	Food-grade salt: Bagged and bulk salt used as an ingredient by food manufacturers, sold through wholesale and commercial channels.
•	Pool salt: Bagged salt used to generate chlorine in saltwater swimming pools, sold through wholesale, commercial, and retail channels.
•	Water softening salt: Bagged salt pellets used in residential water treatment systems, sold through wholesale, commercial, and retail channels.
•
Kosher / sea salt / other specialty: Specialty salts, including kosher, sea, and pink varieties, sold through wholesale and retail channels. US Salt supplies its products according to customer specifications and regulatory requirements, and it supplements in-house production with limited third-party sourcing to broaden assortment where appropriate.

US Salt fulfills orders from its plant and a network of third-party warehouses positioned near demand centers via a mix of customer pickup and delivered shipments. US Salt maintains quality-management systems suitable for food and pharmaceutical supply chains, including batch traceability and supporting documentation, and it supports customer-branded programs when requested.
Competition
Competition in the salt industry is based on a variety of factors, including quality, service and delivery capabilities, packaging support for customer programs, and total landed cost. US Salt competes against a small number of international, national and regional evaporated salt producers, as well as many regional specialty salt importers, packagers, and distributors.
The continued strength of US Salt’s brand and products is based on its ability to compete with other companies in its industry. US Salt competes primarily by:
•	Leveraging its vertically integrated facility to control product quality, drive efficiency, ensure supply chain reliability, and minimize costs;
•	Employing direct sales coverage, maintaining regional safety stock, and offering flexible shipping options to provide high-touch customer service, shorten lead times, and support reliable fulfillment;
•
Maintaining quality controls and documentation (e.g., lot traceability, certificates of analysis) to deliver consistent, verifiable quality and meet all regulatory requirements and customer specifications;

•	Utilizing on-site, off-grid power generation (including black-start backup capability) and redundant process controls to support operational continuity and enhance customer trust;
•	Capitalizing on proximity to demand corridors in the Northeastern region of the United States and operational efficiency to minimize total landed cost; and
•
Offering comprehensive category (e.g., food, pharmaceutical, water treatment, and sea salt / kosher) and format (e.g., round can, shaker, bag, bulk) breadth to pursue new business opportunities and streamline sourcing for its partners.

US Salt believes it has a well-recognized and strong reputation in its core markets and that its operational advantages, high-touch customer service, and the quality of its products position US Salt to compete effectively.

Mining Operations
To determine material mining operations in accordance with subpart 1300 of SEC Regulation S-K, management considered both quantitative and qualitative factors, assessed in the context of US Salt’s overall business and financial condition. US Salt concluded that, as of the date of the filing of this prospectus, its sole material mining operation was at its Watkins Glen site.
The information relating to the sole material mining operation is contained in the Technical Report Summary: Salt Mineral Reserves Statement for Watkins Glen US Salt Facility (“TRS”) prepared in compliance with the Item 601(b)(96) and subpart 1300 of Regulation S-K. Reference should be made to the full text of the TRS, a copy of which is filed as Exhibit 96.1 to this prospectus and is incorporated herein by reference. A glossary of terms used herein can be found in the TRS.
The TRS presents US Salt’s initial Mineral Resource and Mineral Reserve estimates prepared in accordance with subpart 1300 of SEC Regulation S-K. Accordingly, there are no available comparisons to the preceding fiscal year.
Pursuant to Item 1302(b)(5) of Regulation S-K (17 C.F.R. §229.1302(b)(5)), the TRS was prepared by Eric Hemstad of RESPEC Company, LLC. Mr. Hemstad meets the qualifications specified under the definition of “Qualified Person” under Item 1300 of Regulation S-K.
The Watkins Glen site is located on the western shore of Seneca Lake in Watkins Glen, Schuyler County, New York (42“24’22.66” N, 76“53’14.00” W), consists of 590.27 acres of surface and mineral acres and 39.33 acres of mineral rights, all owned by the Company, for a total mineral right of 629.6 acres. Ithaca, New York, is the nearest major city, located 28 miles from the Watkins Glen site. Solution mining at the US Salt facility has occurred continuously since the late 1800s and resulted in drilling 71 wells to date and developing dozens of galleries. Approximately 420,000 tons of salt has been produced per year in recent years, which is packaged into a variety of products on site and transported by truck and rail to the customer.
The Watkins Glen site is accessible by regional highways and the Finger Lakes Railway. The closest major airport is Ithaca, New York, located 30 miles east of the US Salt, LLC facility (the “Property”). Site access is via County Road 30 (Salt Point Road) from NY 14 paralleling Seneca Lake. Rail access runs concurrent with County Road 30 from Ithaca, New York, north to Himrod, New York, where an interchange is present.
Electrical power is sourced from on-site generation with multiple natural gas-fired generators, amounting to 3,875 kilowatts (kW) per day. The site is self-sufficient and does not rely on the surrounding electrical grid for operations. Water is sourced from Seneca Lake under a NYSDEC permit.
At the time the TRS was prepared, US Salt employed approximately 206 personnel, including 144 union hourly employees and 62 nonunion employees. The union workers are represented by the United Steelworkers.
Drilling at the Watkins Glen site has been ongoing since the early 1900s with many wells drilled as early as the 1970s still in current operation. While the status of these wells varies as to whether or not they are active, recovery only, or in observation, the site is still being developed. Recent drilling activities have included the drilling and completion of Wells 69 and 70 in 2023 as well as Well 71, which was drilled and completed in late 2024.
The process of underground solution mining and recovery of the NaCl contained in the salt is achieved through the injection and extraction fluids that are continuously moving through the system. The brinefield is separated into two individual pipeline circuits that are referred to as the North and South Brine Fields. Each field is used for a different salt-production purpose. The separation of the north and south field is a logistical arrangement and not driven by salt-deposit quality. The following describes the overall solution-mining process for the Property:
Fresh water is extracted from Seneca Lake and injected into the North Brine Field galleries. The fresh water dissolves salt and produces a high-quality NaCl brine that is referred to as purity brine. The purity brine is then pumped to the evaporation plant where the brine is chemically treated with soda ash and caustic soda to remove insoluble materials and contaminants. The treated purity brine is then pumped to the evaporators. After evaporation, the concentrated salt slurry is centrifuged, dried, and packaged for the end user.
After evaporation, some brine remains with low levels of contaminants (e.g., calcium and bromide). This brine is referred to as weak brine. The weak brine is then mixed with makeup fresh water from Seneca Lake and pumped to the South Brine Field galleries. After the weak brine is injected into the South Brine Field galleries, the contaminants are diluted, and any insoluble materials drop out in the caverns. The brine becomes saturated with NaCl again. The brine is then pumped to a brine pond that serves as a temporary holding tank before being pumped back to the evaporation plant, where the brine is evaporated in separate evaporation trains to produce food-grade salt. The leftover weak brine from the food-grade salt evaporation is combined with the weak brine from the purity-grade evaporation before reentering the South Brine Field circuit, which continues the cycle.
The site has been used for salt production since 1893 and under the control of US Salt since 1997. Previous owners include the Glen Salt Company, National Salt, International Salt Company, Akzo Salt, Inc and Akzo Nobel Salt.
A bond is in place for the Watkins Glen site for the Underground Injection Control (UIC) well capping liability for plugging and abandoning solution wells. The current well closure bond is $1,059,068. This bond does not present a risk for performing work on the Property but rather allows the work to be performed as part of maintaining permit compliance. Operations for the Property are fully permitted and maintained with the required inspections, monitoring, and reporting for operating the facility and its brinefields.
Table 1. Summary of US Salt Mineral Resources, Exclusive of Mineral Reserves, Effective June 1, 2025, Based on a Blended Product Sale Price of 304 $/Ton Free-on-Board Plant

Resource Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Halite Grade of Unit (%)	Halite(b)(c)(d)(e)(f) (Mt)
Measured Resources
F Salt	4,100,000	456	342	114	75	95.1
D Salt	4,100,000	286	149	138	52	41.3
Indicated Resources
F Salt	910,000	457	347	110	76	21.4
D Salt	910,000	274	143	132	52	8.8
Measured + Indicated Resources
F Salt	5,010,000	456	343	113	75	116.4
D Salt	5,010,000	284	148	137	52	50.1

ft2 = square feet
Mt = million tons
(a)
Measured resources are within 3,280 ft of a drillhole, Indicated Resources are further than 3,280 ft but within 8,200 ft of a drillhole. Resources farther than 8,200 ft from a drillhole or active mine face are considered Inferred Resources.

(b)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Halite density of 0.06775 tons per cubic foot (t/ft3).
(e)	No factor was applied for the 97 percent process recovery.
(f)	Mineral Resources are reported exclusive of Mineral Reserves on a 100 percent basis.
Table 1.Summary of US Salt Mineral Reserves, Effective June 1, 2025, Based on a Sale Price of 304 $/Ton Free-on-Board Plant

Reserve Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Salt Grade of Unit (%)	Insolubles Factor (%)	Cavern Geometry Factor (%)	Extracted Salt(b)(c)(d) (Mt)
Proven Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4
Probable Reserves
F Salt	—	—	—	—	—	—	—	—
D Salt	—	—	—	—	—	—	—	—
Proven + Probable Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4

(a)	Proven Reserves are within 3,280 ft of a drillhole or active mine face and Probable Reserves are farther than 3,280 ft but within 8,200 ft of a drillhole or well.

(b)	Reserves are reported as extracted halite from the deposit. No processing factors were applied.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Extracted halite density was estimated at 0.05791 tons/ft3.
Key assumptions and parameters applied to estimate Mineral Resources as modifying factors are included in Table 3.
Table 2. Parameter Assumptions

Modifying Factor	Parameter
Proximity to Sample Point or Radius of Influence – Inferred	>8,000 ft
Proximity to Sample Point or Radius of Influence – Indicated	3,280–8,000 ft
Proximity to Sample Point or Radius of Influence – Measured	<3,280 ft
Cut-Off Grade	Not applicable for solution mining
Top-of-Salt Cutoff	40 ft
Deleterious Mineral Content
Property Offset (include slopes if applicable)	50 ft
Mineability	Reasonably expected to be feasible to mine

Intellectual Property
US Salt protects its intellectual property through various methods, including trademark registrations, confidential information controls, non-disclosure agreements with employees and business partners, and other contractual protections.
US Salt owns and manages a portfolio of U.S. trademarks used in connection with its branded salt products and related packaging. US Salt’s registered and pending marks include, among others, SUPERIOR CRYSTAL, RED CROSS, TNA-5, and TX-10, with additional active registrations and applications covering related word marks and designs. US Salt also maintains the following registered trademarks in Canada: RESINGARD and SALT SENSE. From time to time, US Salt retires, replaces, or consolidates legacy marks as part of portfolio housekeeping.
While these safeguards are valuable to US Salt’s operations, its competitive position depends principally on its manufacturing expertise, operational efficiency, customer relationships, and the technical knowledge and capabilities of its workforce.
Human Capital
As of September 30, 2025, US Salt employed 210 people, all of whom are based in the United States. Approximately 70% of US Salt’s workforce is represented by a CBA, which contains terms that it believes are typical in its industry. Although US Salt has not experienced any material labor-related work stoppages, strikes or other forms of labor unrest in connection with such personnel and it generally considers the relations with its employees and union representatives to be positive, there can be no assurance that labor disruptions by such employees will not occur in the future. The current CBA is scheduled to expire in November 2026 and, as a result, US Salt expects to negotiate a new CBA in 2026.
US Salt maintains workplace policies and procedures and invests in ongoing training programs related to plant operations, safety protocols, and regulatory compliance. US Salt also engages Gallup to conduct an annual employee engagement survey and design department- and seniority-specific trainings to tailored to address the highest-impact insights from each survey.
Seasonality
The markets US Salt serves are generally characterized by stable, predictable, year-round consumption that is insulated from material seasonality or weather cyclicality. Pool salt and ice melt are the only products that exhibit consistent seasonal demand patterns—pool salt shipments typically increase in late spring and summer, while ice melt demand occurs in winter months. These products represent a limited portion of US Salt’s overall sales, and seasonality has not had a material impact on US Salt’s consolidated results.

Environmental, Health and Safety and Product Quality
US Salt’s operations are subject to extensive federal, state, and local requirements covering environmental protection, occupational health and safety, product quality and labeling, and trade and transportation. US Salt maintains policies, training and internal controls intended to comply with these requirements and to operate its facility safely and responsibly. Future legislative or regulatory changes related to climate, air, water or other environmental protection programs could increase costs or require capital projects.
Water, Wastewater, and Stormwater:
US Salt’s New York State Pollutant Discharge Elimination System (“SPDES”) permit regulates process water, cooling water, and stormwater discharges to Seneca Lake, covering multiple outfalls and including effluent limits, monitoring and reporting, biological monitoring, best management practices and reporting. Recent NYSDEC inspections found the facility in satisfactory status with follow-ups limited to administrative items. NYSDEC currently is processing US Salt’s application to renew the SPDES permit, which expired in 2019. Because US Salt’s renewal application was filed timely, the permit remains in effect until NYSDEC issues its decision on the application.
Water Withdrawal:
US Salt’s NYSDEC Water Withdrawal (Non-Public) permit authorizes withdrawals for cooling, solution mining and refining and requires metering, audits, leak-detection/repair, and annual reporting. US Salt filed its 2024 Water Withdrawal Report with required monthly withdrawal/return data and program attestations. This permit requires timely renewal in the ordinary course.
Solution-Mining Wells:
US Salt’s solution-mining wells operate under state approvals, and a federal Class III underground injection control (UIC) permit that requires construction standards, periodic mechanical-integrity testing, monitoring, and reporting, and plugging/abandonment at end of life, including associated financial assurance (for which it maintains required surety bonds). US Salt conducts Mechanical Integrity Tests and maintains records of results; recent tests met the permit’s acceptance criteria. The UIC permit expires in 2030 and requires reapplication 270 days prior to expiration. US Salt maintains financial assurance for the plugging and abandonment of wells at the end of their useful lives consistent with permit requirements.
Air Emissions Permitting And Contingency Chemical Storage Planning:
US Salt’s site operates under a New York State Title V air permit covering its boilers, generators, and air pollution control equipment, which requires monitoring of emissions and periodic reporting. US Salt plans to renew its Title V air permit prior to its expiration date of June 30, 2026. US Salt also maintains an Integrated Environmental Contingency Plan (IECP) that consolidates SPCC (oil), Chemical Bulk Storage spill prevention, and state pollutant discharge elimination system best management practices requirements. The IECP is PE-certified and includes inspection, training, and emergency-response procedures. US Salt maintains petroleum bulk storage and chemical bulk storage permits for on-site storage tanks, which require periodic inspections.
Occupational Health and Safety
US Salt’s operations are subject to the Occupational Safety and Health Act and related state occupational safety and health requirements. It maintains comprehensive safety programs that include regular training, workplace inspections, hazard identification and mitigation, personal protective equipment requirements, and incident investigation and prevention.
US Salt tracks safety metrics including recordable incident rates and lost time incident rates, and its recent performance has been stable and compares favorably to industry benchmarks.
Independent Reviews and Legacy Conditions
In 2021, an independent environmental, food-safety and product-compliance review identified no significant product-compliance red flags but noted legacy chloride impacts in shallow groundwater were identified several decades ago and reported to NYSDEC, which have not required remediation. US Salt continues to monitor the legacy chloride levels and considers the likelihood of required remediation to be low based on available data and regulatory history.

Future Compliance Requirements
US Salt monitors compliance and updates permits and programs as required; however, environmental and safety requirements evolve and enforcement priorities can change. Future rulemaking, permit modifications, inspections or operational upsets could require additional expenditures, changes to operations or result in penalties or other obligations.
Other Regulatory Matters
As a company operating in the United States, US Salt is subject to various other federal, state, and local laws and regulations beyond environmental, health and safety requirements. Changes in any of these regulatory requirements, or the interpretation and enforcement of existing requirements, could increase US Salt’s compliance costs or require operational modifications.
Product Quality and Food and Drug Administration Regulatory
US Salt is subject to regulation by the FDA, which has oversight over US Salt’s food-grade salt products and pharmaceutical-grade salt products.
US Salt’s manufacturing of its food-grade salt products must comply with FDA’s Current Good Manufacturing Practice (“CGMPs”) regulations for food. US Salt maintains a quality-management system with third-party food-safety certification, Hazard Analysis Critical Control Point, batch traceability, testing to applicable specifications, and documentation suitable for customer audits. US Salt’s manufacturing of pharmaceutical-grade salt products must comply with FDA’s CGMPs for pharmaceuticals. Additionally, US Salt must manufacture pharmaceutical-grade salt products in compliance with United States Pharmacopeia specifications and customer requirements and are subject to stringent quality controls. Failure to maintain compliance with safety and quality regulations and standards for food and pharmaceutical products could result in product recalls, customer rejection of products, regulatory enforcement actions, or loss of certifications.
US Salt produces and markets certain limited imported specialty salts. Food manufacturers outside of the United States must ensure compliance with FDA’s food safety and quality regulations through FDA’s Foreign Supplier Verification Program. US Salt work with our foreign suppliers to ensure compliance with FDA and other trade requirements for importing and selling salt products in the United States.
US Salt exports some of our salt products to jurisdictions outside of the United States, and those jurisdictions may require compliance with certain export requirements and other requirements governing the quality and safety of food and pharmaceutical products. US Salt must also comply with FDA’s requirements for exporting food and pharmaceutical products.
Employment And Labor Relations
US Salt is subject to numerous federal, state, and local laws and regulations governing its relationships with its employees, including those relating to wages, overtime, labor matters, working conditions, hiring, firing, non-discrimination, immigration, work permits and employee benefits.
Taxes And Tariffs
US Salt is subject to federal, state, and local laws and regulations related to income taxation, property taxation, sales and use taxes, and other tax matters. US Salt imports limited quantities of specialty salt products and is subject to applicable customs duties and import requirements.
Trade Compliance
For US Salt’s imported specialty salt products, US Salt comply with applicable U.S. Customs and Border Protection requirements, food and pharmaceutical import regulations, and country-of-origin labeling requirements. US Salt also must comply with United States export laws and regulations.
Transportation Regulations
US Salt ships products via truck, rail and other means of transportation and is subject to regulations governing the transportation of materials, including Department of Transportation requirements and related state and local transportation regulations.

General Business Regulations
US Salt’s operations are subject to various other requirements including building codes, fire safety codes, zoning and land use regulations, and other general business licensing and operational requirements imposed by state and local jurisdictions.
Description of Properties
Individual Property Disclosure – Watkins Glen
US Salt operates a single, integrated evaporated salt facility in Watkins Glen, New York. US Salt owns approximately 629 total mineral rights acres, comprised of 590 land-plus-mineral acres and 39 mineral-only acres. The mineral rights are owned by US Salt and no royalties or expiration dates are associated with the mineral holdings.
US Salt’s extraction and production operation is conducted entirely in the continental United States in Watkins Glen, New York on the southwest shore of Seneca Lake. US Salt produces salt by solution mining, on properties that it owns all mineral rights for. Solution mining commenced in the late 1800’s, by injection of fresh water sourced from Seneca Lake into the underground rock-salt beds and extraction of NaCl saturated brine which is pumped back to the multi-effect evaporation plant for processing. The NaCl-saturated brine is evaporated by boiling using steam in two 4 MEE systems. The boiling causes the water to evaporate and salt crystals to form. After crystallization, the salt is centrifuged to remove excess water, and then it is dried, cooled, screened, and packaged for distribution. Evaporated NaCl has a high purity level, ranging between 99.6 percent and 99.9 percent, which makes it ideal for food- and medical-grade applications.
US Salt’s facilities, used for office space, manufacturing, and warehousing, were constructed over multiple eras dating to the original plant construction in the 1890’s. The facility is located off Highway 30 (Salt Point Road) with one major entrance and is a short drive to Interstate 14. The plant site and primary access routes are paved with asphalt, and access routes throughout the brinefield are capped with crushed stone. The Watkins Glen Industrial Track (Fingers Lake Railway) traverses US Salt’s facility with a spur line that enters the plant area and is for bulk material loadout.

730000
732000
734000
736000
882000
880000
878000
876000
874000
ON
QC
VT
NH
Buffalo
Syracuse
Albany
New York
MA
CT
PA
New York
Seneca Lake
SCHUYLER COUNTY
14
US Salt Property
Mineral Rights Only
US Highway
Local Road
Esri; TomTom North America, Inc., Sources: Esri; U.S. Department of Commerce, Census Bureau; U.S. Department of Commerce (DOC), National Oceanic and Atmospheric Administration (NOAA), National Ocean Service (NOS), National Geodetic Survey (NGS), New York State, Vantor
NAD 1983 StatePlane New York Central FIPS 3102 Feet
USSA25001 10/31/2025
0
1,500
Feet
Meters
0
500

Electrical power is sourced from on-site generation with multiple natural gas-fired generators, amounting to 3,875 kilowatts (kW) per day. The facility is self-sufficient and does not rely on the surrounding electrical grid for operations. Current nameplate capacity is 70 short tons per hour (stph) with engineering studies completed for expansion to 75.7 stph within the existing footprint.
The equipment used in US Salt’s mining operations has useful lives ranging from six to 100 years with current ages ranging from 0 to 64 years. As of September 30, 2025, all of such mining equipment had remaining useful lives of at least one year. The facility has had several repair and renovation projects over the years and maintains scheduled preventative maintenance and scheduled non-recurring maintenance-of-business projects to manage the deterioration rate experienced in the highly corrosive environment. Most recent major renovations and upgrades include a permanent gas-fired backup generator to provide redundancy on electric supply, major generator overhauls, tank replacements, network upgrades, beams and structural steel replacements, and brine field monitoring. Maintaining the solution mining production requires ongoing development in the brinefield which is accomplished by drilling wells, installing pipe networks, and establishing electricity on a schedule of approximately one new well per year.
US Salt’s plant is located in a low- to moderate-risk location for extreme weather and seismic events, which limits the risk of catastrophic losses from natural disasters.
The total book value of the property and its associated plant and equipment is $322,828,078.
A bond is in place for the for the well capping liability for plugging and abandoning solution wells. The current well closure bond is $1,059,068. This bond does not present a risk for performing work on the Property but rather allows the work to be performed as part of maintaining permit compliance.
US Salt believes that US Salt’s present facilities are adequate for US Salt’s current needs.
Additional information regarding geology, mining method, brinefield development, and resources/reserves is provided in the TRS that is filed as Exhibit 96.1 and incorporated by reference in this filing.
Overland Park, Kansas Office
US Salt also leases an office in Overland Park, Kansas for sales support and finance team. The current lease expires November 30, 2026. US Salt plans to renew the lease and does not foresee any issues in doing so.
Description of Legal Proceedings
US Salt is subject to litigation and other claims in the ordinary course of business, some of which could be material. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, US Salt expects that the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect US Salt’s results of operations or cash flows in a particular period.